Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction of Incorporation
BGO IREIT Operating Partnership, L.P.	Delaware
BGO Genesis Holding LLC	Delaware
NP BGO NTR Portfolio, LLC	Delaware